EXHIBIT 99.1

Flushing Financial Corporation Reports Record Second Quarter 2015 Net Income of $0.51 Per Diluted Common Share, a 70% Increase From the Trailing Quarter, and a Record Loan Pipeline

Second Quarter 2015

  GAAP diluted earnings per common share were a record $0.51, an increase of $0.21, or 70.0%, from the trailing quarter.
  GAAP return on average assets and GAAP return on average equity increased to 1.1% and 12.7%, respectively, from 1.0% and 10.3%, respectively, for the three months ended June 30, 2014.
  Core diluted earnings per common share, a non-GAAP measure, were $0.36, an increase of $0.05, or 16.1%, from the trailing quarter.
  Core return on average assets and core return on average equity, both non-GAAP measures, decreased to 0.8% and 9.1%, respectively, from 1.0% and 10.5%, respectively, for the three months ended June 30, 2014.
  Loan pipeline grew to a record $469.2 million at June 30, 2015.
  Credit quality continues to improve as non-accrual loans totaled $27.5 million at June 30, 2015, an improvement of $4.4 million, or 13.9%, from December 31, 2014, and were at their lowest level since September 30, 2008.
  The net interest margin was 3.03% for the three months ended June 30, 2015, a decrease of 19 basis points from the comparable prior year period and a decrease of six basis points from the trailing quarter.
  Net charge-offs for the three months ended June 30, 2015 were $0.5 million, or 0.05% of average loans.
  The provision for loan losses was a benefit of $0.5 million for the three months ended June 30, 2015, compared to a benefit of $1.1 million and $3.2 million recorded for the three months ended June 30, 2014 and December 31, 2014, respectively.
  Completed the sale/leaseback of three branch buildings in Brooklyn, realizing a gain on sale of $12.7 million, of which $6.5 million was recognized in earnings during the three months ended June 30, 2015 and $6.2 million will be deferred and recognized over the term of the branch leases.
  Opened our 18th full-service branch at RXR Plaza in Uniondale, NY.

UNIONDALE, N.Y., July 28, 2015 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Bank (the "Bank"), today announced its financial results for the three and six months ended June 30, 2015.

John R. Buran, President and Chief Executive Officer, stated: "We are pleased to report record earnings per diluted common share of $0.51 for the second quarter of 2015. The quarter's earnings were driven by a gain on sale we recorded from the sale/leaseback of our Brooklyn branch buildings. While we realized a reduction in non-interest expense for the second quarter of 2015 from the first quarter of 2015, we also incurred one-time expenses this quarter. These one-time expenses included a write-down of foreclosed properties of $0.9 million and expenses incurred in moving to our new headquarters location of $0.4 million.

"During the current quarter loan originations and purchases totaled $196.9 million, with 87.1% of the originations being multi-family residential, commercial real estate and commercial business loans. We continued our focus on the origination of commercial real estate loans (higher rate) and commercial business loans (floating rate). The average rate on loans originated and purchased during the quarter was 3.69%, 3.70% and 3.71% for multi-family residential, commercial real estate, and commercial business loans, respectively. The strong loan originations and purchases this quarter combined with the benefit provided by last quarter's record loan originations and purchases contributed to an increase in interest income by $0.7 million from the first quarter of 2015. After excluding prepayment penalty income and additional interest collected from non-accrual loans, the increase in interest income was $0.9 million. Loan applications in process increased to a record level totaling $469.2 million at the end of the current quarter, which were increases of $151.9 million and $173.3 million from March 31, 2015 and December 31, 2014, respectively.

"We continued to experience improvements in credit quality, as non-performing assets decreased $5.0 million or 13.1% to $32.8 million at June 30, 2015 from $37.8 million at March 31, 2015 and were at their lowest level since September 2008. We also had an improvement in classified assets, as classified assets decreased $8.0 million or 14.9% to $45.7 million at June 30, 2015 from $53.7 million at March 31, 2015 and were at their lowest level since December 2008. The decreases in non-performing and classified assets and our ability to minimize charge-offs has allowed us to record a sixth consecutive benefit for loan losses of $0.5 million during the current quarter. We continued our practice of obtaining updated appraisals and recording charge-offs based on these current values as opposed to adding to the allowance for loan losses. This process has ensured that we have kept pace with changing values in the real estate market. The current average loan-to-value ratio for our non-performing loans collateralized by real estate was 47.0% at June 30, 2015.

"During the current quarter we completed the previously announced move of our headquarters to RXR Plaza. The new office space allows us to bring a majority of our non-branch staff into one location providing efficiencies and synergies which were not available when the staff was spread throughout many different locations. As part of the move we also opened a new full-service branch at the same location, which is our third branch in Nassau County and our first branch to open using the Universal Banker Model, which leverages technology to deliver a superior customer experience. We are looking at a long-term initiative of converting all of our branches to the Universal Banker Model, moving away from the traditional bank model of the past, where large expensive branches were the norm. As part of this initiative we plan to open a second full-service Universal Banker Model branch later this year in Manhattan. As with many initiatives, the move of the headquarters and the transformation of our branch network come with costs. As such, to offset these costs and to better use our resources, during the current quarter we sold and leased back three of our Brooklyn branch buildings, realizing a gain on sale of $12.7 million, of which $6.5 million was recognized in earnings during the three months ended June 30, 2015 and $6.2 million will be deferred and recognized over the term of the branch leases.

"The second quarter included a decrease of $1.0 million in net gains/losses from the sale of other real estate owned ("OREO"), as the three months ended June 30, 2015 included net losses totaling $0.8 million compared to $0.2 million in net gains recorded during the three months ended March 31, 2015. The loss on sale in the current quarter was primarily due to a write-down of $0.8 million on one OREO to reduce the carrying value of the property to its anticipated net selling price. The quarter also included $0.4 million in expense related to the move to our new headquarters and $0.4 million in expense from increases in salaries and benefits expense. These increases in non-interest expense compared to non-interest expense for the three months ended March 31, 2015, were more than offset by the $3.4 million reduction we previously announced in our earnings release for the first quarter of 2015, as all of the anticipated reductions were realized.

"Our net interest margin for the second quarter of 2015 was 3.03%, a decrease of six basis points from the first quarter of 2015. However, net interest income increased $0.6 million to $38.1 million, compared to the first quarter of 2015, due to the growth in interest earning assets. Excluding prepayment penalty income and additional interest collected from non-accrual loans, the net interest margin decreased four basis points to 2.90% for the three months ended June 30, 2015 from 2.94% for the three months ended March 31, 2015."

At June 30, 2015, the Bank continues to be well-capitalized under regulatory requirements, with Tier 1, Common Equity Tier 1 Risk-based, Tier 1 Risk-based and Total Risk-based capital ratios of 9.13%, 13.07%, 13.07% and 13.70%, respectively. The Company is also subject to the same regulatory requirements. At June 30, 2015, the Company's capital ratios for Tier 1, Common Equity Tier 1 Risk-based, Tier 1 Risk-based and Total Risk-based capital ratios were 9.06%, 12.20%, 12.97% and 13.59%, respectively.

Core earnings, a non-GAAP measure, which exclude the effects of net gains from sale of buildings, net gains and losses from fair value adjustments and net gains from the sale of securities, were $10.6 million for the three months ended June 30, 2015, a decrease of $1.3 million, or 10.8%, from $11.9 million in the comparable prior year period. Core diluted earnings per common share were $0.36 for the three months ended June 30, 2015, a decrease of $0.04, or 10.0%, from the comparable prior year period.

Core earnings were $19.7 million for the six months ended June 30, 2015, a decrease of $2.9 million, or 12.7%, from $22.6 million in the comparable prior year period. Core diluted earnings per common share were $0.67 for the six months ended June 30, 2015, a decrease of $0.08, or 10.7%, from the comparable prior year period.

For a reconciliation of core earnings and core diluted earnings per common share to accounting principles generally accepted in the United States ("GAAP") net income and GAAP diluted earnings per common share, please refer to the tables in the section titled "Reconciliation of GAAP Earnings and Core Earnings."

Earnings Summary - Three Months Ended June 30, 2015

Net income for the three months ended June 30, 2015 was $14.8 million, an increase of $3.1 million, or 26.9%, compared to $11.7 million for the three months ended June 30, 2014. Diluted earnings per common share were $0.51 for the three months ended June 30, 2015, an increase of $0.12, or 30.8%, from $0.39 for the three months ended June 30, 2014.

Return on average equity increased to 12.7% for the three months ended June 30, 2015 from 10.3% for the three months ended June 30, 2014. Return on average assets increased to 1.1% for the three months ended June 30, 2015 from 1.0% for the three months ended June 30, 2014.

For the three months ended June 30, 2015, net interest income was $38.1 million, an increase of $1.3 million, or 3.6%, from $36.8 million for the three months ended June 30, 2014. The increase in net interest income was primarily attributable to an increase of $454.9 million in the average balance of interest-earning assets to $5,033.7 million for the three months ended June 30, 2015 from $4,578.8 million for the comparable prior year period, partially offset by a 17 basis point decrease in the net interest spread to 2.93% for the three months ended June 30, 2015 from 3.10% for the comparable prior year period. The yield on interest-earning assets decreased 34 basis points to 3.99% for the three months ended June 30, 2015 from 4.33% for the three months ended June 30, 2014, while the cost of interest-bearing liabilities decreased 17 basis points to 1.06% for the three months ended June 30, 2015 from 1.23% for the comparable prior year period. The net interest margin declined 19 basis points to 3.03% for the three months ended June 30, 2015 from 3.22% for the three months ended June 30, 2014. The three months ended June 30, 2015 included $0.1 million in additional interest collected from non-accrual loans compared to $0.4 million recorded during the three months ended June 30, 2014. Excluding this additional interest collected from non-accrual loans, the net interest margin decreased 16 basis points to 3.02% for the three months ended June 30, 2015 from 3.18% for the three months ended June 30, 2014. Further excluding prepayment penalty income of $1.5 million and $1.3 million recorded during the three months ended June 30, 2015 and 2014, respectively, the net interest margin decreased 17 basis points to 2.90% for the three months ended June 30, 2015, compared to 3.07% for the three months ended June 30, 2014.

The 34 basis point decline in the yield of interest-earning assets was primarily due to a 45 basis point reduction in the yield of the loan portfolio to 4.43% for the three months ended June 30, 2015 from 4.88% for the three months ended June 30, 2014, combined with a 22 basis point decline in the yield on total securities to 2.46% for the three months ended June 30, 2015 from 2.68% for the comparable prior year period. The yield of interest-earning assets was positively impacted by an increase of $496.0 million in the average balance of total loans, net to $3,981.9 million for the three months ended June 30, 2015 from $3,485.9 million for the comparable prior year period and a decrease of $60.7 million in the average balance of the lower yielding total securities portfolio to $992.0 million for the three months ended June 30, 2015 from $1,052.7 million for the comparable prior year period. The 45 basis point decrease in the yield of the loan portfolio was primarily due to the decline in the rates earned on new loan originations, existing loans modifying to lower rates, and higher yielding loans prepaying. Excluding prepayment penalty income, the yield on total loans, net, decreased 44 basis points to 4.28% for the three months ended June 30, 2015 from 4.72% for the three months ended June 30, 2014. The 22 basis point decrease in the yield of the securities portfolio was primarily due to the purchase of new securities at lower yields than the existing portfolio.

The 17 basis point decrease in the cost of interest-bearing liabilities was primarily attributable to decreases of 48 basis points and 28 basis points in the cost of certificates of deposit and borrowed funds, respectively. The decrease in the cost of certificates of deposit and borrowed funds was primarily due to maturing issuances being replaced at lower rates. These decreases were partially offset by increases of 14 basis points and 25 basis points in the cost of money market accounts and savings accounts, respectively, for the three months ended June 30, 2015 from the comparable prior year period. The cost of money market accounts increased primarily due to our shifting Government NOW deposits to a money market product which does not require us to provide collateral, which will allow us to invest these funds in higher yielding assets. The cost of savings accounts increased as we increased the rate we pay on some of our savings products to attract additional deposits. Additionally, the cost of interest-bearing liabilities was negatively affected by increases of $187.4 million and $66.9 million in the average balance of higher costing certificates of deposit and borrowed funds, respectively, during the three months ended June 30, 2015, which was partially offset by an increase of $141.8 million in the average balance of lower costing core deposits during the three months ended June 30, 2015 to $2,075.5 million from $1,933.7 million for the comparable prior year period.

The net interest margin for the three months ended June 30, 2015 was 3.03%, a decrease of six basis points from 3.09% for the three months ended March 31, 2015. The yield on interest-earning assets decreased nine basis points during the three months ended June 30, 2015 to 3.99%, while the cost of interest-bearing liabilities decreased three basis points to 1.06% from the three months ended March 31, 2015. The yield on total loans decreased 10 basis points to 4.43% for the three months ended June 30, 2015 from 4.53% for the three months ended March 31, 2015. The three months ended June 30, 2015 included $0.1 million in additional interest collected from non-accrual loans compared to $0.6 million recorded during the three months ended March 31, 2015. Excluding this additional interest collected from non-accrual loans, the net interest margin decreased two basis points to 3.02% for the three months ended June 30, 2015 from 3.04% for the three months ended March 31, 2015. Further excluding prepayment penalty income of $1.5 million and $1.2 million recorded during the three months ended June 30, 2015 and March 31, 2015, respectively, the net interest margin decreased four basis points to 2.90% for the three months ended June 30, 2015 from 2.94% for the three months ended March 31, 2015.

The benefit for loan losses for the three months ended June 30, 2015 was $0.5 million, a decrease of $0.6 million from a benefit of $1.1 million during the comparable prior year period. The benefit recorded during the three months ended June 30, 2015 was primarily due to the continued improvement in credit conditions and an improvement in the impact of the qualitative factors used in the calculation of the allowance for loan losses. During the three months ended June 30, 2015, non-accrual loans decreased $2.2 million to $27.5 million from $29.6 million at March 31, 2015 and net charge-offs continued to be minimal at $0.5 million, or five basis points of average loans, for the three months ended June 30, 2015. The current average loan-to-value ratio for our non-performing loans collateralized by real estate was 47.0% at June 30, 2015. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. The Bank continues to maintain conservative underwriting standards. We anticipate that we will continue to see low loss content in our loan portfolio. As a result of the quarterly analysis of the allowance for loans losses, a reduction in the allowance was warranted, and as such, the Company recorded a benefit of $0.5 million for the three months ended June 30, 2015.

Non-interest income for the three months ended June 30, 2015 was $9.9 million, an increase of $8.0 million from $2.0 million for the three months ended June 30, 2014. The increase in non-interest income was primarily due to increases of $6.5 million in net gains on sale of buildings, as we sold and leased back our Brooklyn branch buildings, and $1.2 million in net gains from fair value adjustments, as the current period included net gains from fair value adjustments of $0.8 million compared to net losses from fair value adjustments of $0.4 million recorded in the comparable prior year period.

Non-interest expense was $24.2 million for the three months ended June 30, 2015, an increase of $3.6 million, or 17.6%, from $20.6 million for the three months ended June 30, 2014. The increase in non-interest expense was primarily due to increases of $1.2 million in salaries and benefits, primarily due to increases in staffing in the lending, technology, risk/compliance and retail departments, as well as an increase in restricted stock expense, $0.7 million in other operating expense primarily due to $0.4 million in expenses related to the move of our corporate headquarters and $0.3 million in expenses related to the growth of the Bank. The current period also included an increase of $0.7 million in occupancy and equipment primarily due to increases in rent expense of $0.4 million for our new corporate headquarters and new branch at the same location and $0.3 million from additional space in Manhattan for Business Bankers and a new branch location, which we expect to open in the third quarter of 2015. Additionally, net gains/losses on sales of real estate owned decreased $0.9 million to a net loss of $0.8 million in the current period compared to a net gain of $0.1 million in the prior period. The loss on sale for the three months ended June 30, 2015 was primarily due to a write-down of $0.8 million on one OREO to reduce the carrying value of the property to its anticipated net selling price. The efficiency ratio increased to 57.5% for the three months ended June 30, 2015 from 52.9% for the three months ended June 30, 2014, primarily due to the increased expenses discussed above.

The provision for income taxes for the three months ended June 30, 2015 was $9.5 million, an increase of $1.9 million, or 25.3%, from $7.6 million for the comparable prior year period. The increase was primarily due to an increase of $5.1 million in income before income taxes.

Earnings Summary - Six Months Ended June 30, 2015

Net income for the six months ended June 30, 2015 was $23.6 million, an increase of $1.6 million, or 7.2%, compared to $22.0 million for the six months ended June 30, 2014. Diluted earnings per common share were $0.80 for the six months ended June 30, 2015, an increase of $0.07, or 9.6%, from $0.73 for the six months ended June 30, 2014.

Return on average equity increased to 10.2% for the six months ended June 30, 2015, from 9.9% for the six months ended June 30, 2014. Return on average assets was 0.9% for the six months ended June 30, 2015 and 2014.

For the six months ended June 30, 2015, net interest income was $75.7 million, an increase of $2.4 million, or 3.2%, from $73.3 million for the six months ended June 30, 2014. The increase in net interest income was primarily attributable to an increase of $415.6 million in the average balance of interest-earning assets to $4,948.1 million for the six months ended June 30, 2015 from $4,532.6 million for the comparable prior year period, partially offset by a 17 basis point decrease in the net interest spread to 2.95% for the six months ended June 30, 2015 from 3.12% for the comparable prior year period. The yield on interest-earning assets decreased 33 basis points to 4.03% for the six months ended June 30, 2015 from 4.36% for the six months ended June 30, 2014, while the cost of interest-bearing liabilities decreased 16 basis points to 1.08% for the six months ended June 30, 2015 from 1.24% for the comparable prior year period. The net interest margin declined 18 basis points to 3.06% for the six months ended June 30, 2015 from 3.24% for the six months ended June 30, 2014. Each of the six months ended June 30, 2015 and June 30, 2014 included $0.7 million in additional interest collected from non-accrual loans. Excluding this additional interest collected from non-accrual loans, the net interest margin decreased 17 basis points to 3.03% for the six months ended June 30, 2015 from 3.20% for the six months ended June 30, 2014. Further excluding prepayment penalty income of $2.7 million and $2.6 million recorded during the six months ended June 30, 2015 and 2014, respectively, the net interest margin decreased 17 basis points to 2.92% for the six months ended June 30, 2015, compared to 3.09% for the six months ended June 30, 2014.

The 33 basis point decline in the yield of interest-earning assets was primarily due to a 44 basis point reduction in the yield of the loan portfolio to 4.48% for the six months ended June 30, 2015 from 4.92% for the six months ended June 30, 2014, combined with a 24 basis point decline in the yield on total securities to 2.46% for the six months ended June 30, 2015 from 2.70% for the comparable prior year period. The yield of interest-earning assets was positively impacted by an increase of $476.3 million in the average balance of total loans, net to $3,915.2 million for the three months ended June 30, 2015 from $3,438.9 million for the comparable prior year period and a decrease of $65.1 million in the average balance of the lower yielding total securities portfolio to $981.3 million for the three months ended June 30, 2015 from $1,046.4 million for the comparable prior year period. The 44 basis point decrease in the yield of the loan portfolio was primarily due to the decline in the rates earned on new loan originations, existing loans modifying to lower rates, and higher yielding loans prepaying. Excluding prepayment penalty income, the yield on total loans, net, decreased 43 basis points to 4.34% for the six months ended June 30, 2015 from 4.77% for the six months ended June 30, 2014. The 24 basis point decrease in the yield of the securities portfolio was primarily due to the purchase of new securities at lower yields than the existing portfolio.

The 16 basis point decrease in the cost of interest-bearing liabilities was primarily attributable to decreases of 45 basis points and 27 basis points in the cost of certificates of deposit and borrowed funds, respectively. The decrease in the cost of certificates of deposit and borrowed funds was primarily due to maturing issuances being replaced at lower rates. These decreases were partially offset by increases of 12 basis points and 23 basis points in the cost of money market accounts and savings accounts, respectively, for the six months ended June 30, 2015 from the comparable prior year period. The cost of money market accounts increased primarily due to our shifting Government NOW deposits to a money market product which does not require us to provide collateral, which will allow us to invest these funds in higher yielding assets. The cost of savings accounts increased as we increased the rate we pay on some of our savings products to attract additional deposits. Additionally, the cost of interest-bearing liabilities was negatively affected by increases of $187.7 million and $52.5 million in the average balance of higher costing certificates of deposit and borrowed funds, respectively, during the six months ended June 30, 2015, which was partially offset by an increase of $115.6 million in the average balance of lower costing core deposits during the six months ended June 30, 2015 to $2,049.0 million from $1,933.4 million for the comparable prior year period.

The benefit for loan losses for the six months ended June 30, 2015 was $1.3 million, a decrease of $1.0 million, or 43.5%, from a benefit of $2.2 million during the comparable prior year period. The benefit recorded during the six months ended June 30, 2015 was primarily due to the continued improvement in credit conditions and an improvement in the impact of the qualitative factors used in the calculation of the allowance for loan losses. During the six months ended June 30, 2015, non-accrual loans decreased $4.4 million to $27.5 million from $31.9 million at December 31, 2014 and net charge-offs continued to be minimal at $0.8 million, or four basis points of average loans, for the six months ended June 30, 2015. The current average loan-to-value ratio for our non-performing loans collateralized by real estate was 47.0% at June 30, 2015. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. The Bank continues to maintain conservative underwriting standards. We anticipate that we will continue to see low loss content in our loan portfolio. As a result of the quarterly analysis of the allowance for loans losses, a reduction in the allowance was warranted, and as such, the Company recorded a benefit of $1.3 million for the six months ended June 30, 2015.

Non-interest income for the six months ended June 30, 2015 was $11.9 million, an increase of $8.2 million from $3.7 million for the six months ended June 30, 2014. The increase in non-interest income was primarily due to increases of $6.5 million in net gains on sale of buildings, as we sold and leased back our Brooklyn branch buildings, and $1.2 million in net gains from fair value adjustments, as the current period included net gains from fair value adjustments of $0.2 million compared to net losses from fair value adjustments of $1.0 million recorded in the comparable prior year period.

Non-interest expense was $50.2 million for the six months ended June 30, 2015, an increase of $7.5 million, or 17.5%, from $42.7 million for the six months ended June 30, 2014. The increase in non-interest expense was primarily due to increases of $3.3 million in salaries and benefits, primarily due to increases in staffing in the lending, technology, risk/compliance and retail departments, as well as an increase in restricted stock expense, $1.2 million in other operating expense primarily due to $0.3 million in ATM fraud losses recorded in the first quarter of 2015, $0.4 million in expenses related to the move of our corporate headquarters and $0.5 million in expenses related to the growth of the Bank. The current period also included an increase of $1.4 million in occupancy and equipment primarily due to $0.2 million recorded in the first quarter of 2015 for temporary staff for additional security to guard against further ATM fraud losses, increases in rent expense of $0.9 million for our new corporate headquarters and new branch at the same location and $0.3 million from additional space in Manhattan for Business Bankers and a new branch location, which we expect to open in the third quarter of 2015. Additionally, net gains on sales of real estate owned decreased $0.7 million to a net loss of $0.6 million in the current period compared to a net gain of $0.1 million in the prior period. During the current period the Bank also experienced increases of $0.4 million, $0.2 million, $0.1 million and $0.1 million in professional services, FDIC insurance expense, data processing expense and depreciation and amortization, respectively, due to the growth of the Bank. The efficiency ratio increased to 61.2% for the six months ended June 30, 2015 from 54.7% for the six months ended June 30, 2014, primarily due to the increased expenses discussed above.

The provision for income taxes for the six months ended June 30, 2015 was $15.1 million, an increase of $0.5 million, or 3.7%, from $14.5 million for the comparable prior year period. The increase was primarily due to an increase of $2.1 million in income before income taxes, partially offset by a decrease in the effective tax rate to 39.0% for the six months ended June 30, 2015 from 39.8% for the six months ended June 30, 2014. The decrease in the effective tax rate was primarily due to the prior year being affected by changes in New York State tax code passed on June 30, 2014, which resulted in a reduction in the Company's deferred tax assets and a corresponding increase in tax expense during the six months ended June 30, 2014.

Balance Sheet Summary - At June 30, 2015

Total assets at June 30, 2015 were $5,360.0 million, an increase of $283.0 million, or 5.6%, from $5,077.0 million at December 31, 2014. Total loans, net increased $222.8 million, or 5.9%, during the six months ended June 30, 2015 to $4,008.1 million from $3,785.3 million at December 31, 2014. Loan originations and purchases were $503.4 million for the six months ended June 30, 2015, an increase of $114.2 million from $389.2 million for the six months ended June 30, 2014. During the six months ended June 30, 2015, we continued to focus on the origination of multi-family residential, commercial real estate and commercial business loans with a full relationship. Loan applications in process have remained strong, totaling $469.2 million at June 30, 2015 compared to $295.9 million at December 31, 2014.

The following table shows loan originations and purchases for the periods indicated. The table includes loan purchases of $14.8 million and $3.9 million for the three months ended June 30, 2015 and 2014, respectively. Loan purchases were $126.1 million and $44.2 million for the six months ended June 30, 2015 and 2014, respectively.

	For the three months		For the six months
	ended June 30,		ended June 30,
(In thousands)	2015	2014	2015	2014
Multi-family residential	$ 50,429	$ 107,197	$ 177,175	$ 165,009
Commercial real estate	57,331	18,205	143,726	31,621
One-to-four family – mixed-use property	9,916	8,429	24,897	18,428
One-to-four family – residential	8,975	6,404	22,078	15,504
Co-operative apartments	450	--	450	--
Construction	845	300	1,387	997
Small Business Administration	5,233	225	6,481	578
Taxi Medallion	--	1,889	--	13,538
Commercial business and other	63,704	48,542	127,211	143,498
Total	$ 196,883	$ 191,191	$ 503,405	$ 389,173

The average rate on mortgage loan originations and purchases was 3.74% and 3.25% for the three months ended June 30, 2015 and 2014, respectively. The average rate on non-mortgage loan originations and purchases was 3.87% and 3.25% for the three months ended June 30, 2015 and 2014, respectively. The average rate on total loan originations and purchases was 3.79% and 3.25% for the three months ended June 30, 2015 and 2014, respectively.

The Bank continues to maintain conservative underwriting standards that include, among other things, a loan-to-value ratio of 75% or less and a debt coverage ratio of at least 125%. Multi-family residential, commercial real estate and one-to-four family mixed-use property mortgage loans originated during the second quarter of 2015 had an average loan-to-value ratio of 44.9% and an average debt coverage ratio of 221%.

The Bank experienced improvements in its non-accrual loans during the three months ended June 30, 2015, and charge-offs remained low during the same period. The Bank reviews its delinquencies on a loan by loan basis working with borrowers to help them meet their obligations and return them back to current status. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank at times will develop short-term payment plans that enable certain borrowers to bring their loans current and has employees experienced in loan workouts to manage the delinquent loans.

The Bank restructures certain problem loans by either: reducing the interest rate until the next reset date, extending the amortization period thereby lowering the monthly payments, deferring a portion of the interest payment, or changing the loan to interest only payments for a limited time period. At times, certain problem loans have been restructured by combining more than one of these options. These restructurings have not included a reduction of principal balance. The Bank believes that restructuring these loans in this manner will allow certain borrowers to become and remain current on their loans. These restructured loans are classified as troubled debt restructured ("TDR"). Loans which have been current for six consecutive months at the time they are restructured as TDR remain on accrual status. Loans which were delinquent at the time they are restructured as a TDR are placed on non-accrual status until they have made timely payments for six consecutive months. Loans that are restructured as TDR but are not performing in accordance with the restructured terms are excluded from the TDR table below, as they are placed on non-accrual status and reported as non-performing loans.

The following table shows loans classified as TDR that are performing according to their restructured terms at the periods indicated:

	June 30,	March 31,	December 31,
(In thousands)	2015	2015	2014
Accrual Status:
Multi-family residential	$ 2,657	$ 2,669	$ 3,034
Commercial real estate	2,356	2,364	2,373
One-to-four family - mixed-use property	2,358	2,369	2,381
One-to-four family - residential	349	351	354
Small business administration	39	41	--
Commercial business and other	2,167	2,208	2,249

Total performing troubled debt restructured	$ 9,926	$ 10,002	$ 10,391

During the six months ended June 30, 2015, one multi-family TDR loan of $0.4 million was transferred to non-performing status, which resulted in this loan being included in non-performing loans.

Interest income on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. Additionally, uncollected interest previously recognized on non-accrual loans is reversed from interest income at the time the loan is placed on non-accrual status. Loans in default 90 days or more, as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

The following table shows non-performing assets, including loans held for sale, at the periods indicated:

	June 30,	March 31,	December 31,
(In thousands)	2015	2015	2014
Loans 90 days or more past due and still accruing:
Multi-family residential	$ --	$ --	$ 676
Commercial real estate	416	753	820
One-to-four family - mixed-use property	353	195	405
One-to-four family - residential	13	13	14
Commercial business and other	315	1,932	386
Total	1,097	2,893	2,301

Non-accrual loans:
Multi-family residential	6,352	6,902	6,878
Commercial real estate	2,694	3,021	5,689
One-to-four family - mixed-use property	6,238	7,224	6,936
One-to-four family - residential	11,329	11,212	11,244
Small business administration	170	232	--
Commercial business and other	679	1,035	1,143
Total	27,462	29,626	31,890

Total non-performing loans	28,559	32,519	34,191

Other non-performing assets:
Real estate acquired through foreclosure	4,255	5,252	6,326
Total	4,255	5,252	6,326

Total non-performing assets	$ 32,814	$ 37,771	$ 40,517

Included in loans over 90 days past due and still accruing were eight loans totaling $1.1 million, nine loans totaling $2.9 million and 10 loans totaling $2.3 million at June 30, 2015, March 31, 2015 and December 31, 2014, respectively. These loans are all past their respective maturity dates and are still remitting payments. The Bank is actively working with these borrowers to extend the maturity of or repay these loans.

Included in non-performing loans were two loans totaling $0.5 million at June 30, 2015 and March 31, 2015 which were restructured as TDR and not performing in accordance with their restructured terms, compared to two loans totaling $2.4 million at December 31, 2014.

The Bank's non-performing assets totaled $32.8 million at June 30, 2015, a decrease of $5.0 million from $37.8 million at March 31, 2015, and a decrease of $7.7 million from $40.5 million at December 31, 2014.

Total non-performing assets as a percentage of total assets were 0.61% at June 30, 2015, compared to 0.72% at March 31, 2015 and 0.80% at December 31, 2014. The ratio of allowance for loan losses to total non-performing loans was 80.8% at June 30, 2015, compared to 74.1% at March 31, 2015 and 73.4% at December 31, 2014.

During the three months ended June 30, 2015, 14 loans totaling $2.5 million were added to non-accrual loans, seven loans totaling $0.6 million were returned to performing status, seven loans totaling $1.4 million were paid in full, five loans totaling $1.5 million were sold, and one loan totaling $0.2 million was transferred to other real estate owned.

Performing loans delinquent 60 to 89 days were $1.6 million at June 30, 2015, an increase of $1.4 million from $0.3 million at March 31, 2015, but a decrease of $6.2 million from $7.9 million at December 31, 2014. Performing loans delinquent 30 to 59 days were $16.8 million at June 30, 2015, a decrease of $7.2 million from $24.1 million at March 31, 2015 and a decrease of $8.3 million from $25.1 million at December 31, 2014.

The following table shows net loan charge-offs (recoveries) for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(In thousands)	2015	2014	2015	2014
Multi-family residential	$ 112	$ (65)	$ 186	$ 533
Commercial real estate	18	39	(36)	(296)
One-to-four family – mixed-use property	350	80	425	123
One-to-four family – residential	17	(60)	170	(86)
Co-operative apartments	--	--	--	(7)
Construction	--	--	--	--
Small Business Administration	(7)	(2)	(27)	(12)
Commercial business and other	1	(49)	44	75
Total net loan charge-offs (recoveries)	$ 491	$ (57)	$ 762	$ 330

The Bank considers a loan impaired when, based upon current information, we believe it is probable that we will be unable to collect all amounts due, both principal and interest, according to the original contractual terms of the loan. All non-accrual loans are considered impaired. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The property value of impaired mortgage loans is internally reviewed on a quarterly basis using multiple valuation approaches in evaluating the underlying collateral. These include obtaining a third party appraisal, or for internally reviewed loans an income approach or a sales approach. When obtained, third party appraisals are used. The income approach is used for income producing properties, and uses current revenues less operating expenses to determine the net cash flow of the property. Once the net cash flow is determined, the value of the property is calculated using an appropriate capitalization rate for the property. The sales approach uses comparable sales prices in the market. In the absence of a third party appraisal, greater reliance is placed on the income approach to value the collateral. The loan balance of impaired mortgage loans is then compared to the property's updated fair value. We consider fair value to be 85% of the market value of the real estate securing the loan. The loan balance which exceeds fair value is generally charged-off against the allowance for loan losses.

During the six months ended June 30, 2015, the Bank sold seven non-performing loans for proceeds totaling $2.5 million, realizing a gain on sale of $47,000 and net recoveries at the time of sale totaling $0.1 million. Additionally, during the six months ended June 30, 2015, the Bank sold five performing loans at carrying value for total proceeds of $2.5 million.

During the six months ended June 30, 2015, mortgage-backed securities increased $24.7 million, or 3.5%, to $729.7 million from $704.9 million at December 31, 2014. The increase in mortgage-backed securities during the six months ended June 30, 2015 was primarily due to purchases of $79.2 million in mortgage-backed securities at an average yield of 2.64%, which was partially offset by principal repayments of $52.8 million and a decrease of $0.3 million in the fair value of mortgage-backed securities.

During the six months ended June 30, 2015, other securities, including securities held-to-maturity, increased $46.7 million, or 17.4%, to $315.0 million from $268.4 million at December 31, 2014. The increase in other securities during the six months ended June 30, 2015 was primarily due to purchases of $83.9 million at an average yield of 2.93%, which was partially offset by sales, maturities and a decrease in the fair value of other securities totaling $25.0 million, $9.0 million, and $1.6 million, respectively. Other securities primarily consist of securities issued by mutual or bond funds that invest in government and government agency securities, municipal bonds, collateralized loan obligations and corporate bonds.

Total liabilities were $4,897.8 million at June 30, 2015, an increase of $277.1 million, or 6.0%, from $4,620.8 million at December 31, 2014. During the six months ended June 30, 2015, due to depositors increased $181.5 million, or 5.2%, to $3,654.4 million, due to increases of $111.8 million in core deposits and $69.7 million in certificates of deposit. The increase in core deposits was due to increases of $108.9 million, $2.8 million and $1.7 million in money market, savings, and demand accounts, respectively, partially offset by a decrease of $1.6 million in NOW accounts. Borrowed funds increased $58.9 million during the six months ended June 30, 2015. The increase in borrowed funds was primarily due to the addition of $73.0 million in long-term borrowing at an average cost of 1.29% and a net increase in short-term borrowings totaling $35.0 million at an average cost of 0.34%, partially offset by the maturity of $50.0 million in long-term borrowings at an average cost of 0.64%.

Total stockholders' equity increased $5.9 million, or 1.3%, to $462.1 million at June 30, 2015 from $456.2 million at December 31, 2014. Stockholders' equity increased primarily due to net income of $23.6 million, and an increase in additional paid in capital of $1.9 million due to the issuance of 132,242 shares distributed to the profit sharing plan and defined contribution retirement plan during the six months ended June 30, 2015. These increases were partially offset by the purchase of 635,199 treasury shares totaling $12.4 million, the declaration and payment of dividends on the Company's common stock of $0.32 per common share totaling $9.4 million and a decrease in comprehensive income of $0.8 million primarily due to a decrease in the fair value of the securities portfolio. Book value per common share was $15.98 at June 30, 2015 compared to $15.52 at December 31, 2014. Tangible book value per common share, a non-GAAP measure, was $15.43 at June 30, 2015 compared to $14.98 at December 31, 2014.

During the quarter ended June 30, 2015, the Company repurchased 492,884 shares of the Company's common stock at an average cost of $19.50 per share. At June 30, 2015, 1,000,000 shares may still be repurchased under the currently authorized stock repurchase program. Stock will be purchased under the current stock repurchase program from time to time, in the open market or through private transactions, subject to market conditions. There is no expiration or maximum dollar amount under this authorization.

Reconciliation of GAAP Earnings and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by subtracting, net of tax, the net gain on the sale of buildings and the net gain on the sale of securities, and by adding back or subtracting, net of tax, the net gain or loss recorded from fair value adjustments.

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2015	2014	2015	2015	2014
	(dollars in thousands, except per share data)

GAAP income before income taxes	$ 24,355	$ 19,283	$ 14,279	$ 38,634	$ 36,506

Net (gain) loss from fair value adjustments	(768)	402	595	(173)	1,046
Net gain on sale of securities	(64)	--	--	(64)	--
Net gain on sale of buildings	(6,537)	--	--	(6,537)	--

Core income before taxes	16,986	19,685	14,874	31,860	37,552

Provision for income taxes for core income	6,359	7,771	5,801	12,160	14,974

Core net income	$ 10,627	$ 11,914	$ 9,073	$ 19,700	$ 22,578

GAAP diluted earnings per common share	$ 0.51	$ 0.39	$ 0.30	$ 0.80	$ 0.73

Net (gain) loss from fair value adjustments, net of tax	(0.01)	0.01	0.01	--	0.02
Net gain on sale of securities, net of tax	--	--	--	--	--
Net gain on sale of buildings, net of tax	(0.13)	--	--	(0.13)	--

Core diluted earnings per common share*	$ 0.36	$ 0.40	$ 0.31	$ 0.67	$ 0.75

Core net income, as calculated above	$ 10,627	$ 11,914	$ 9,073	$ 19,700	$ 22,578
Average assets	5,309,463	4,833,038	5,132,959	5,221,699	4,785,602
Average equity	465,618	452,129	460,105	462,877	446,310
Core return on average assets**	0.80%	0.99%	0.71%	0.75%	0.94%
Core return on average equity**	9.13%	10.54%	7.89%	8.51%	10.12%

* Core diluted earnings per common share may not foot due to rounding.
** Ratios for the three and six months ended June 30, 2015 and 2014 and for the three months ended March 31, 2015 are calculated on an annualized basis.

About Flushing Financial Corporation

Flushing Financial Corporation is the holding company for Flushing Bank, a New York State-chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 18 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)
(Unaudited)
	June 30,	December 31,
	2015	2014
ASSETS
Cash and due from banks	$ 36,599	$ 34,265
Securities held-to-maturity:
Other securities	7,220	--
Securities available for sale:
Mortgage-backed securities	729,674	704,933
Other securities	307,823	268,377
Loans held for sale	300	--
Loans:
Multi-family residential	2,017,891	1,923,460
Commercial real estate	726,136	621,569
One-to-four family ― mixed-use property	567,060	573,779
One-to-four family ― residential	189,573	187,572
Co-operative apartments	7,681	9,835
Construction	3,673	5,286
Small Business Administration	12,181	7,134
Taxi medallion	21,211	22,519
Commercial business and other	472,485	447,500
Net unamortized premiums and unearned loan fees	13,251	11,719
Allowance for loan losses	(23,084)	(25,096)
Net loans	4,008,058	3,785,277
Interest and dividends receivable	17,980	17,251
Bank premises and equipment, net	24,418	21,868
Federal Home Loan Bank of New York stock	49,926	46,924
Bank owned life insurance	114,088	112,656
Goodwill	16,127	16,127
Other assets	47,751	69,335
Total assets	$ 5,359,964	$ 5,077,013

LIABILITIES
Due to depositors:
Non-interest bearing	$ 257,575	$ 255,834
Interest-bearing:
Certificate of deposit accounts	1,375,506	1,305,823
Savings accounts	264,718	261,942
Money market accounts	399,191	290,263
NOW accounts	1,357,412	1,359,057
Total interest-bearing deposits	3,396,827	3,217,085
Mortgagors' escrow deposits	43,930	35,679
Borrowed funds	1,115,435	1,056,492
Other liabilities	84,061	55,676
Total liabilities	4,897,828	4,620,766

STOCKHOLDERS' EQUITY
Preferred stock (5,000,000 shares authorized; none issued)	--	--
Common stock ($0.01 par value; 100,000,000 shares authorized; 31,530,595 shares issued at June 30, 2015 and December 31, 2014; 28,923,000 shares and 29,403,823 shares outstanding at June 30, 2015 and December 31, 2014, respectively)	315	315
Additional paid-in capital	209,257	206,437
Treasury stock (2,607,595 shares and 2,126,772 shares at June 30, 2015 and December 31, 2014, respectively)	(46,980)	(37,221)
Retained earnings	303,300	289,623
Accumulated other comprehensive loss, net of taxes	(3,756)	(2,907)
Total stockholders' equity	462,136	456,247

Total liabilities and stockholders' equity	$ 5,359,964	$ 5,077,013

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2015	2014	2015	2014

Interest and dividend income
Interest and fees on loans	$ 44,084	$ 42,489	$ 87,618	$ 84,609
Interest and dividends on securities:
Interest	5,988	6,867	11,858	13,742
Dividends	118	195	236	384
Other interest income	32	18	53	45
Total interest and dividend income	50,222	49,569	99,765	98,780

Interest expense
Deposits	7,437	7,670	14,895	15,388
Other interest expense	4,645	5,070	9,176	10,076
Total interest expense	12,082	12,740	24,071	25,464

Net interest income	38,140	36,829	75,694	73,316
Benefit for loan losses	(516)	(1,092)	(1,250)	(2,211)
Net interest income after benefit for loan losses	38,656	37,921	76,944	75,527

Non-interest income
Banking services fee income	898	867	1,782	1,576
Net gain on sale of securities	64	--	64
Net gain on sale of loans	47	--	49	--
Net gain on sale of buildings	6,537	--	6,537
Net gain (loss) from fair value adjustments	768	(402)	173	(1,046)
Federal Home Loan Bank of New York stock dividends	457	430	975	981
Bank owned life insurance	715	755	1,432	1,531
Other income	461	336	865	654
Total non-interest income	9,947	1,986	11,877	3,696

Non-interest expense
Salaries and employee benefits	13,157	11,944	27,823	24,522
Occupancy and equipment	2,635	1,919	5,348	3,954
Professional services	1,350	1,527	3,129	2,737
FDIC deposit insurance	811	673	1,560	1,370
Data processing	1,172	1,042	2,247	2,110
Depreciation and amortization	867	717	1,535	1,432
Other real estate owned/foreclosure expense	87	279	607	535
Other operating expenses	4,169	2,523	7,938	6,057
Total non-interest expense	24,248	20,624	50,187	42,717

Income before income taxes	24,355	19,283	38,634	36,506

Provision for income taxes
Federal	7,155	5,513	11,407	10,271
State and local	2,366	2,085	3,660	4,254
Total taxes	9,521	7,598	15,067	14,525

Net income	$ 14,834	$ 11,685	$ 23,567	$ 21,981

Basic earnings per common share	$ 0.51	$ 0.39	$ 0.80	$ 0.73
Diluted earnings per common share	$ 0.51	$ 0.39	$ 0.80	$ 0.73
Dividends per common share	$ 0.16	$ 0.15	$ 0.32	$ 0.30

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)
(Unaudited)

	At or for the three months		At or for the six months
	ended June 30,		ended June 30,
	2015	2014	2015	2014
Per Share Data
Basic earnings per share	$ 0.51	$ 0.39	$ 0.80	$ 0.73
Diluted earnings per share	$ 0.51	$ 0.39	$ 0.80	$ 0.73
Average number of shares outstanding for:
Basic earnings per common share computation	29,245,792	30,059,373	29,321,203	30,021,998
Diluted earnings per common share computation	29,268,138	30,089,662	29,342,940	30,055,916
Book value per common share (1)	$15.98	$15.26	$15.98	$15.26
Tangible book value per common share (2)	$15.43	$14.74	$15.43	$14.74

Average Balances
Total loans, net	$ 3,981,908	$ 3,485,934	$ 3,915,185	$ 3,438,886
Total interest-earning assets	5,033,694	4,578,764	4,948,144	4,532,558
Total assets	5,309,463	4,833,038	5,221,699	4,785,602
Total due to depositors	3,415,938	3,086,675	3,368,274	3,064,907
Total interest-bearing liabilities	4,542,899	4,141,062	4,466,793	4,105,757
Stockholders' equity	465,618	452,129	462,877	446,310
Performance Ratios (3)
Return on average assets	1.12%	0.97%	0.90%	0.92%
Return on average equity	12.74	10.34	10.18	9.85
Yield on average interest-earning assets	3.99	4.33	4.03	4.36
Cost of average interest-bearing liabilities	1.06	1.23	1.08	1.24
Interest rate spread during period	2.93	3.10	2.95	3.12
Net interest margin	3.03	3.22	3.06	3.24
Non-interest expense to average assets	1.83	1.71	1.92	1.79
Efficiency ratio (4)	57.54	52.86	61.17	54.74
Average interest-earning assets to average interest-bearing liabilities	1.11 X	1.11 X	1.11 X	1.10 X

(1) Calculated by dividing common stockholders' equity of $462.1 million and $460.5 million at June 30, 2015 and 2014, respectively, by 28,923,000 and 30,185,040 shares outstanding at June 30, 2015 and 2014, respectively.
(2) Calculated by dividing tangible common stockholders' equity, a non-GAAP measure, of $446.4 million and $444.8 million at June 30, 2015 and 2014, respectively, by 28,923,000 and 30,185,040 shares outstanding at June 30, 2015 and 2014, respectively. Tangible common stockholders' equity is total stockholders' equity less intangible assets (goodwill, net of deferred taxes).
(3) Ratios for the three and six months ended June 30, 2015 and 2014 are presented on an annualized basis.
(4) Efficiency ratio, a non-GAAP measure, was calculated by dividing non-interest expense (excluding OREO expense and the net gain/loss from the sale of OREO) by the total of net interest income and non-interest income (excluding net gain/loss from fair value adjustments and net gains from sale of buildings).

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	At or for the six	At or for the year
	months ended	ended
	June 30, 2015	December 31, 2014

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Financial Corporation):
Tier 1 leverage capital (well capitalized = 5%)	9.06%	9.62%
Common equity Tier 1 risk-based capital (well capitalized = 6.5%)	12.20	n/a
Tier 1 risk-based capital (well capitalized = 8.0%)	12.97	13.87
Total risk-based capital (well capitalized = 10.0%)	13.59	14.61

Regulatory capital ratios (for Flushing Bank only):
Tier 1 leverage capital (well capitalized = 5%)	9.13%	9.63%
Common equity Tier 1 risk-based capital (well capitalized = 6.5%)	13.07	n/a
Tier 1 risk-based capital (well capitalized = 8.0%)	13.07	13.87
Total risk-based capital (well capitalized = 10.0%)	13.70	14.60

Capital ratios:
Average equity to average assets	8.86%	9.31%
Equity to total assets	8.62	8.99
Tangible common equity to tangible assets	8.35	8.70

Asset quality:
Non-accrual loans (excludes performing non-accrual TDR)	$ 27,462	$ 31,890
Non-performing loans	28,559	34,191
Non-performing assets	32,814	40,517
Net charge-offs	762	659

Asset quality ratios:
Non-performing loans to gross loans	0.71%	0.90%
Non-performing assets to total assets	0.61	0.80
Allowance for loan losses to gross loans	0.57	0.66
Allowance for loan losses to non-performing assets	70.35	61.94
Allowance for loan losses to non-performing loans	80.83	73.40

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the three months ended June 30,
	2015			2014
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 3,476,163	$ 39,737	4.57%	$ 3,039,477	$ 38,330	5.04%
Other loans, net (1)	505,745	4,347	3.44	446,457	4,159	3.73
Total loans, net	3,981,908	44,084	4.43	3,485,934	42,489	4.88
Mortgage-backed securities	706,510	4,340	2.46	769,474	5,320	2.77
Other securities	285,514	1,766	2.47	283,200	1,742	2.46
Total securities	992,024	6,106	2.46	1,052,674	7,062	2.68
Interest-earning deposits and federal funds sold	59,762	32	0.21	40,156	18	0.18
Total interest-earning assets	5,033,694	50,222	3.99	4,578,764	49,569	4.33
Other assets	275,769			254,274
Total assets	$ 5,309,463			$ 4,833,038

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 268,791	291	0.43	$ 258,659	116	0.18
NOW accounts	1,475,574	1,651	0.45	1,458,612	1,586	0.43
Money market accounts	331,117	307	0.37	216,394	126	0.23
Certificate of deposit accounts	1,340,456	5,165	1.54	1,153,010	5,810	2.02
Total due to depositors	3,415,938	7,414	0.87	3,086,675	7,638	0.99
Mortgagors' escrow accounts	62,906	23	0.15	57,213	32	0.22
Total deposits	3,478,844	7,437	0.86	3,143,888	7,670	0.98
Borrowed funds	1,064,055	4,645	1.75	997,174	5,070	2.03
Total interest-bearing liabilities	4,542,899	12,082	1.06	4,141,062	12,740	1.23
Non interest-bearing deposits	242,732			202,809
Other liabilities	58,214			37,038
Total liabilities	4,843,845			4,380,909
Equity	465,618			452,129
Total liabilities and equity	$ 5,309,463			$ 4,833,038

Net interest income / net interest rate spread		$ 38,140	2.93%		$ 36,829	3.10%

Net interest-earning assets / net interest margin	$ 490,795		3.03%	$ 437,702		3.22%

Ratio of interest-earning assets to interest-bearing liabilities			1.11 X			1.11 X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $1.0 million and $1.1 million for the three months ended June 30, 2015 and 2014, respectively.

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the six months ended June 30,
	2015			2014
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 3,417,708	$ 79,177	4.63%	$ 3,015,208	$ 76,912	5.10%
Other loans, net (1)	497,477	8,441	3.39	423,678	7,697	3.63
Total loans, net	3,915,185	87,618	4.48	3,438,886	84,609	4.92
Mortgage-backed securities	704,520	8,721	2.48	769,693	10,710	2.78
Other securities	276,770	3,373	2.44	276,663	3,416	2.47
Total securities	981,290	12,094	2.46	1,046,356	14,126	2.70
Interest-earning deposits and federal funds sold	51,669	53	0.21	47,316	45	0.19
Total interest-earning assets	4,948,144	99,765	4.03	4,532,558	98,780	4.36
Other assets	273,555			253,044
Total assets	$ 5,221,699			$ 4,785,602

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 267,507	555	0.41	$ 261,161	235	0.18
NOW accounts	1,463,576	3,201	0.44	1,465,276	3,279	0.45
Money market accounts	317,962	560	0.35	206,976	233	0.23
Certificate of deposit accounts	1,319,229	10,533	1.60	1,131,494	11,596	2.05
Total due to depositors	3,368,274	14,849	0.88	3,064,907	15,343	1.00
Mortgagors' escrow accounts	55,415	46	0.17	50,293	45	0.18
Total deposits	3,423,689	14,895	0.87	3,115,200	15,388	0.99
Borrowed funds	1,043,104	9,176	1.76	990,557	10,076	2.03
Total interest-bearing liabilities	4,466,793	24,071	1.08	4,105,757	25,464	1.24
Non interest-bearing deposits	238,234			196,285
Other liabilities	53,795			37,250
Total liabilities	4,758,822			4,339,292
Equity	462,877			446,310
Total liabilities and equity	$ 5,221,699			$ 4,785,602

Net interest income / net interest rate spread		$ 75,694	2.95%		$ 73,316	3.12%

Net interest-earning assets / net interest margin	$ 481,351		3.06%	$ 426,801		3.24%

Ratio of interest-earning assets to interest-bearing liabilities			1.11 X			1.10 X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $1.7 million and $2.2 million for the six months ended June 30, 2015 and 2014, respectively.
CONTACT: David Fry
         Senior Executive Vice President, Treasurer and Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400